Exhibit 3.1

Amended and Restated CERTIFICATE OF INCORPORATION

of

THE MEDICINES COMPANY

1.	The name of the Corporation is The Medicines Company.

2.	The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive, New Castle County Wilmington, Delaware 19808. The Corporation Service Company is the Corporation’s registered agent at that address.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4.	The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.001 per share.

5.	In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation (the “By-laws”).

6.	The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws. The election of directors of the Corporation need not be by written ballot except and to the extent provided in the By-laws.

7.	To the fullest extent permitted by applicable law, as it may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.	The Corporation shall indemnify, to the fullest extent permitted by applicable law, as it may be amended from time to time, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was, or has agreed to become, a director, officer, employee or agent of the Corporation or is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, partner, employee, agent, trustee of, or in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (all such persons being referred to hereafter as an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with any such Proceeding and any appeal therefrom.

9.	The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, as it may be amended from time to time, any Indemnitee who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was, or has agreed to become, a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, or has agreed to serve, as a director, officer, partner, employee, agent, trustee of, or in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with any such Proceeding and any appeal therefrom.

10.	Neither any amendment nor any repeal of Articles 7 through 9, nor the adoption of any provision of the Corporation’s Certificate of Incorporation that is inconsistent with Articles 7 through 9 as set forth herein, shall eliminate or reduce the effect of Articles 7 through 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for Articles 7 through 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

11.	The Corporation elects not to be governed by Section 203 of the DGCL.